Exhibit 99.1
Contact:
Shannan Overbeck
Investor Relations
(214) 932-9476
soverbeck@voyagerlearning.com
Voyager Learning Company Announces Results for the 2008 Fiscal Year
DALLAS, March 18 /PRNewswire-FirstCall/ — Voyager Learning Company (OTC: VLCY, the “Company”), a publisher of education materials and provider of education solutions in the K-12 market, is providing results of operations for the 2008 fiscal year. The Company filed its 2008 Annual Report on Form 10-K on March 6, 2009.
Fiscal 2008 Financial Results
Net sales for 2008 were $98.5 million, a decrease of 10 percent from net sales for 2007 of $109.6 million. The decrease was primarily driven by lower order volume and higher revenue deferral rates in fiscal 2008 compared to fiscal 2007. The Company experienced weakness in markets and products which have heavy reliance on federal, state and local funding sources. The Company’s reading intervention program for middle school students and online offerings continued to grow, but that growth was not enough to offset declines in products with a heavy historical reliance on federal funding. In 2008, a larger percentage of sales were deferred compared to 2007 as the Company continues to include more service and technology in its products.
Gross profit decreased $10.8 million in fiscal 2008 to $62.6 million compared to $73.4 million in fiscal 2007. The gross profit margin also decreased to 63.5 percent in 2008 compared to 67.0 percent in fiscal 2007. The decrease is primarily due to the deferral of a larger percentage of sales in 2008 versus 2007, which reduced net sales, but did not have a corresponding decrease in cost of sales. The higher deferral percentages are primarily due to increased revenue attributed to online materials, which are recognized over the period access is provided.
Loss from continuing operations before interest, other income (expense) and income taxes was $83.3 million in fiscal 2008 compared to $104.4 million in fiscal 2007. The Company had adjusted EBITDA, reflecting ongoing business operations, of $15.8 million in 2008 compared to $28.7 million in 2007, where adjusted EBITDA excludes depreciation and amortization expense, goodwill impairment charges, costs to terminate leases in Ann Arbor, Michigan, and corporate overhead costs which were predominantly for restatement related activities in 2007 and 2008. The Company’s restatement effort and related work to become current in its filings was substantially completed in 2008. Going forward, the Company estimates it will incur ongoing corporate overhead and public company costs of approximately $4 million annually. This $4 million in annual, recurring costs is not included in adjusted EBITDA of $15.8 million for 2008 or $28.7 million for 2007.
Cash Position
Cash and cash equivalents totaled $67.3 million as of December 31, 2008. In addition, the Company had, as of December 31, 2008, $11.0 million of short- term investments in Treasury bills maturing in April 2009. During the fourth quarter of 2008, the Company offered participants in its replacement benefit plan and defined benefit pension plan lump sum distributions to settle those retirement obligations. The Company paid cash out of $7.9 million in January 2009 related to these lump sum payments. Additionally, in January 2009, the Company escrowed $4 million under the terms of the agreement in principle to settle a consolidated shareholder securities class action lawsuit. Cash and short term investments totaled $65 million as of February 28, 2009.
Investor Conference Call
The Company will hold a conference call at 4:00 p.m. Eastern time today to discuss its financial results and business outlook. To listen to the Company’s upcoming conference call, please dial (888) 688-0384 and enter ID # 88616335. The conference call will be webcast and archived on the Company’s website at www.voyagercompany.com.

Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, and adjusted EBITDA including the expected run rate for public company costs are measures that are not prepared in accordance with generally accepted accounting principles and may be different from non- GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have been used in this announcement because the Company believes they are useful to investors by providing greater transparency to information used in the Company’s internal financial and operational analysis and because they offer greater consistency to financial information provided in earlier press releases and conference call scripts which provided preliminary information on the Voyager operating businesses. Investors are encouraged to review the reconciliations attached to this announcement of the non-GAAP financial measures used in the announcement to their most directly comparable GAAP financial measures.
About Voyager Learning Company
Voyager Learning Company (OTC: VLCY.PK) is based in Dallas, Texas, and is a publisher of education materials and provider of education solutions serving the K-12 market. Through its product lines, which include Voyager Expanded Learning, ExploreLearning and Learning A-Z, the Company is a leading provider of K-12 curriculum products, in-school core reading programs, reading and math intervention programs, and professional development programs for school districts throughout the United States.
Forward-Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, the results of our pending restatement process, and our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our markets’ actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements. These risks and other factors you should consider include, but are not limited to, the existing securities and derivative litigation in which the Company is involved and any other current or future litigation, the Company’s ability to successfully settle the securities class action litigation, loss of key personnel, success of ongoing product development, maintaining acceptable margins, the ability to control costs, changes in customer demands or industry standards, the ability to successfully attract and retain customers, the ability to sell additional products to existing customers and win new business from new customers, the ability to maintain a broad customer base to avoid dependence on a few customers, the risks and uncertainties affecting the Company, K-12 enrollment and demographic trends, the level of educational and education technology funding, the impact of federal, state and local regulatory requirements on the Company’s business, the impact on the Company’s stock price and trading volume as a result of the Company’s common stock being traded over-the-counter, the impact of competition and the risk that our competitors will seek to capitalize on the risks and uncertainties confronting the Company including those listed above and the uncertainty of economic conditions in general, financial market performance, and other risks listed under “Risk Factors” in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” “priorities,” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The Company undertakes no obligation to update any of these statements.

VOYAGER LEARNING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Fiscal Year Ended
	December 31,	December 29,
	2008	2007

Net sales	$98,531	$109,612
Cost of sales (exclusive of depreciation and amortization shown separately below)	(35,939)	(36,192)
Gross profit	62,592	73,420

Research and development expense	(5,302)	(4,532)
Sales and marketing expense	(33,734)	(29,587)
General and administrative expense	(30,660)	(53,280)
Depreciation and amortization expense	(21,358)	(23,190)
Goodwill impairment	(43,141)	(67,232)
Lease termination costs	(11,673)	—

Loss from continuing operations before interest, other income (expense) and income taxes	(83,276)	(104,401)

Net interest income (expense):
Interest income	1,485	3,682
Interest expense	(510)	(3,347)

Net interest income (expense)	975	335

Other income (expense), net	(363)	4,408

Loss from continuing operations before income taxes	(82,664)	(99,658)

Income tax benefit	1,160	12,396

Loss from continuing operations	(81,504)	(87,262)

Earnings from discontinued operations (less applicable income tax expense of $0, $1,491, and $23,776, respectively)	—	5,460
Gain on sale of discontinued operations (less applicable income tax expense of $0, $11,160, and $66,321, respectively)	—	46,572

Net earnings (loss)	$(81,504)	$(35,230)

Net earnings (loss) per common share:

Basic:
Loss from continuing operations	$(2.73)	$(2.92)
Earnings from discontinued operations	—	0.18
Gain on sale of discontinued operations	—	1.56
Basic net earnings (loss) per common share	$(2.73)	$(1.18)

Diluted:
Loss from continuing operations	$(2.73)	$(2.92)
Earnings from discontinued operations	—	0.18
Gain on sale of discontinued operations	—	1.56
Diluted net earnings (loss) per common share	$(2.73)	$(1.18)

Average number of common shares and equivalents outstanding:
Basic	29,871	29,858
Diluted	29,871	29,858

VOYAGER LEARNING COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 29,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$67,302	$53,868
Accounts receivable, net	7,371	9,266
Income tax receivable	19,782	65,600
Inventory	15,196	16,005
Other current assets	33,826	16,489

Total current assets	143,477	161,228

Property, equipment, and software at cost:
Buildings and improvements	1,220	10,666
Machinery and equipment	4,707	5,975
Software	10,616	7,284
Total property, equipment, and software at cost	16,543	23,925
Accumulated depreciation and amortization	(9,718)	(8,584)
Net property, equipment, and software	6,825	15,341

Goodwill	99,717	142,858
Acquired curriculum intangibles, net	38,594	51,206
Other intangible assets, net	5,218	6,411
Developed curriculum, net	8,903	9,333
Other assets	1,363	16,350

Total assets	$304,097	$402,727

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of capital lease obligations	$149	$789
Accounts payable	1,962	4,403
Accrued expenses	40,866	25,315
Deferred revenue	27,917	19,822

Total current liabilities	70,894	50,329

Long-term liabilities:
Capital lease obligations, less current maturities	96	810
Other liabilities	20,348	61,258

Total long-term liabilities	20,444	62,068

Commitments and contingencies

Shareholders’ equity:
Common stock ($.001 par value, 50,000 shares authorized, 30,550 shares issued and 29,874 shares outstanding at the end of fiscal 2008, and 30,552 shares issued and 29,883 shares outstanding at the end of fiscal 2007)	30	30
Capital surplus	357,741	356,683
Accumulated earnings (deficit)	(129,227)	(47,723)
Treasury stock, at cost (676 shares at the end of fiscal 2008 and 669 shares at the end of fiscal 2007)	(16,836)	(16,742)
Other comprehensive income (loss):
Pension and postretirement plans, net of tax benefit of $713 in each year	1,093	(2,088)
Net unrealized gain (loss) on securities, net of tax expense of $39 in each year	(42)	170

Accumulated other comprehensive income (loss)	1,051	(1,918)

Total shareholders’ equity	212,759	290,330

Total liabilities and shareholders’ equity	$304,097	$402,727

VOYAGER LEARNING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended
	December 31,	December 29,
	2008	2007

Operating activities:

Net earnings (loss)	$(81,504)	$(35,230)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Goodwill and long-lived asset impairment	43,141	67,232
Gain on sale of discontinued operations, net of tax	—	(46,572)
Earnings from discontinued operations, net of tax	—	(5,460)
Depreciation and amortization	21,358	23,190
Amortization and write-off of deferred financing costs	—	2,286
Stock-based compensation	878	137
Gain on sale of available for sale securities	(106)	(508)
Deferred income taxes	(1,176)	(12,671)
Non-cash lease termination costs	673	—

Changes in operating assets and liabilities:
Accounts receivable, net	1,895	6,067
Tax receivable	45,818	(55,742)
Inventory	809	(3,404)
Other current assets	6,866	52,009
Other assets	(13)	(1,205)
Accounts payable	(2,441)	661
Accrued expenses	(9,038)	(61,113)
Deferred revenue	8,367	3,385
Other long-term liabilities	(4,353)	(15,217)
Other, net	50	(4)

Net cash provided by (used in) operating activities of continuing operations	31,224	(82,159)

Investing activities:
Expenditures for property, equipment, curriculum development costs, and software	(7,912)	(8,755)
Purchases of equity investments available for sale	(11,786)	(7,777)
Proceeds from sales of equity investments available for sale	2,172	8,843
Proceeds from (expenditures associated with) sale of discontinued operations, net	—	186,342

Net cash provided by (used in) investing activities of continuing operations	(17,526)	178,653

Financing activities:
Repayment of debt	—	(58,225)
Principal payments under capital lease obligations	(264)	(840)
Debt issuance costs	—	(302)

Net cash used in financing activities of continuing operations	(264)	(59,367)

Increase in cash and cash equivalents of continuing operations	13,434	37,127

Net cash used in discontinued operations:
Net cash used in operating activities	—	(19,891)
Net cash used in investing activities	—	(2,540)
Net cash used in financing activities	—	(730)

Net cash used in discontinued operations	—	(23,161)

Increase in cash and cash equivalents	13,434	13,966

Cash and cash equivalents, beginning of year	53,868	39,902

Cash and cash equivalents, end of year	$67,302	$53,868

VOYAGER LEARNING COMPANY
RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE INTEREST,
OTHER INCOME (EXPENSE) AND INCOME TAXES TO ADJUSTED EBITDA
(in thousands)

	Fiscal Year Ended
	December 31,	December 29,
	2008	2007

Loss from continuing operations before interest, other income (expense) and income taxes, as reported	$(83,276)	$(104,401)

Add back: depreciation and amortization expense	21,358	23,190

Loss from continuing operations before interest, other income (expense) and income taxes, depreciation and amortization (EBITDA)	(61,918)	(81,211)

Add back non-recurring and non- operating costs:
Goodwill impairment	43,141	67,232
Lease termination costs	11,673	—
Public company costs and costs incurred to complete the delinquent SEC filings and transition the corporate office	22,947	42,728

Adjusted EBITDA	$15,843	$28,749

Less: expected ongoing run rate for public company costs (a)	(4,000)	(4,000)

Adjusted EBITDA including the expected run rate for public company costs	$11,843	$24,749

(a)	Estimated by the company based on expectations of recurring costs to be incurred in 2009.
SOURCE Voyager Learning Company
CONTACT: Shannan Overbeck, Investor Relations, Voyager Learning Company,
+1-214-932-9476, soverbeck@voyagerlearning.com